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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is entered into as of March 20, 2003 ("Effective Date") between Franklin Bank, N.A. ("Bank") and George Hall ("Hall").

                                    RECITALS

      Bank wishes to employ Hall as its President and Chief Executive Officer and Hall wishes to accept such employment under the terms and conditions set forth in this Agreement.


      IT IS AGREED as follows:


      1. EMPLOYMENT. Bank hereby employs Hall as its President and Chief Executive Officer. Hall accepts such employment. Hall will be appointed to the Board of Directors of Bank on the Effective Date. Hall shall also be elected President and Chief Executive Officer, and appointed to the Board of Directors, of Franklin Bancorp as such time as David Shelp shall retire, resign or be replaced by the board of directors of Franklin Bancorp.


      2. TERM. The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under
Section 11, until the third anniversary of the Effective Date (the "Term"), provided that on each yearly anniversary commencing with the third anniversary of the Effective Date, the Term shall be automatically extended for successive additional one (1) year periods unless at least one hundred and twenty (120) days prior to such anniversary date, either Bank or Hall furnishes the other with written notice that the Term not be so extended.


      3. DUTIES. Hall shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a President and Chief Executive Officer for a financial institution, including without limitation (a) supervision of day-to-day operations, (b) overseeing, recruiting, assembling and/or training Bank's management team, (c) formulation and implementation of operational policies, (d) management of all personnel functions consistent with Bank's overall policies, (e) initiation and supervision of inside and outside marketing activities and (f) any additional duties assigned to him from time to time by the Board of Directors of Bank. Hall agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. Hall shall serve as a director and officer, to the extent appointed or elected, of Franklin Bancorp (as set forth in Section 1), and of any subsidiary or affiliate of Bank or Franklin Bancorp without additional compensation and benefits beyond those set forth in this Agreement. Hall represents that his employment under this Agreement will not conflict with or result in the breach of any agreement to which Hall is bound.


      4. BASE SALARY. Hall shall be paid a base salary of Two Hundred Sixty Thousand Dollars ($260,000.00) per annum for the first year of the Term payable, less applicable withholding,








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in equal monthly payments or more frequently in accordance with Bank's regular practice. Salary for a portion of any period will be prorated. Following the first year of the Term, Hall's base salary will be set following review each year during the Term by the Compensation Committee of Bank.


      5. ANNUAL CASH BONUS. On or before March 31st following each calendar year (except for calendar year 2002), Hall will be eligible to receive an annual performance bonus based upon Bank's achieving (i) targeted financial results for the prior year, taking into consideration the earnings set forth in the annual budget approved by Bank's Board of Directors each year and/or (ii) such other goals and objectives as mutually determined each year during the Term by Bank and Hall. The amount of the annual cash bonus earned and payable for any year shall be up to one hundred percent (100%) of Hall's base salary for such year. Hall will be eligible for a prorated bonus for calendar year 2003 based on mutually agreed upon financial and operational goals that shall be determined within one hundred twenty (120) days after the Effective Date, as well as other specific and agreed upon accomplishments, which may include without limitation the following: (a) effective recruitment and training of a senior management team acceptable to Bank's Board of Directors and federal regulatory agencies;
(b) due diligence on Bank's loans and other assets; (c) implementation of effective action plans for all NPA's acceptable to Bank's Board of Directors as well as an effective management plan for reducing past due loans; (d) reorganization as necessary and complete review of policies and procedures to ensure effective management of the loan portfolio (loan origination, administration and servicing); and (e) action plans for the attainment of profitability of Bank's Troy branch. If Hall's employment ends upon expiration of the Term, he shall not be eligible for a bonus covering the approximate three
(3) months of the then current calendar year.


      6. LONG TERM INCENTIVE COMPENSATION. Bank anticipates the development of a long-term incentive compensation plan which shall provide Hall with the opportunity to earn awards under an equity and/or cash based system upon achievement of long-term objectives. It is expected that such plan shall be developed and implemented no later than the 2004 annual meeting of shareholders.


      7. STOCK OPTIONS.


      (a) On the Effective Date, Franklin Bancorp will grant to Hall an option to purchase 15,000 shares of Franklin Bancorp common stock pursuant to the existing terms and conditions of the Key Executive Stock Option Plan, as amended from time to time (the "Plan"); provided, however, exercisability of such options shall terminate in accordance with the plan but in no event later than ninety (90) days after any termination of employment. The options shall vest as set forth in the Plan, as modified by Section 10, below.

      (b) During the Term of his employment, Hall shall be entitled to fully participate in any future stock option plans, stock purchase plans, restricted stock plans or other similar plans which may be adopted by Bank or Franklin Bancorp in the future. The level of such participation shall be determined by the Compensation Committee of Bank.




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      8. RELOCATION COSTS. Bank shall pay directly or reimburse Hall for all reasonable out-of-pocket costs of moving his family to the Detroit area including, without limitation, agreed upon temporary housing costs for Hall, travel costs, packing and moving of all personal property from Albuquerque to the Detroit area and up to two visits to the Detroit area by Hall and/or his wife. Bank and Hall acknowledge that Hall may relocate in one or more phases and shall obtain housing in the primary market area served by Bank in Oakland County, Michigan. Hall agrees to obtain bids for moving costs subject to approval by Bank. In addition to the foregoing and in recognition of the additional time and non-monetary and indirect costs of moving from out-of-state to the Oakland County area, Bank will pay Hall Twenty-Five Thousand Dollars ($25,000.00) payable on or about the Effective Date.


      9. BENEFITS.


      (a) During the Term, Hall may participate in all Bank sponsored retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, employee stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Bank or Franklin Bancorp for which he qualifies under the terms of the plans. Hall's participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

      (b) Hall will receive four (4) weeks of paid vacation in each calendar year, prorated for periods less than one (1) year.

      (c) Bank will pay or reimburse Hall for up to Three Thousand Five Hundred Dollars ($3,500.00) per year for membership in a mutually agreeable "city" club or, if Hall elects to become a member of a mutually agreeable country club, then Bank will pay for usual and customary annual dues and assessments of such country club.

      10. REIMBURSEMENT OF EXPENSES. Bank will reimburse Hall for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Bank's policies in effect from time to time.


      11. PAYMENT UPON CHANGE IN CONTROL. If the event of a Qualifying Event pursuant to a Change of Control (as those terms are defined below), Bank will pay to Hall an amount equal to two and one-half (2.5) times the average of Hall's previous three (3) years (or fewer years, if employment is less than three (3) full years) of Cash Compensation; provided, however, that Bank shall not be obligated to pay any portion of this amount if it would constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code or such successor provisions. In the event of a Qualifying Event pursuant to a Change of Control, Hall will thereupon be considered one hundred percent (100%) vested with respect to any unexercised options, warrants and restricted stock grants.


      For purposes of this Section 10, "Cash Compensation" means the total of Hall's base salary (Section 4) and annual cash bonus (Section 5), only.



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      For purposes of this Section 10, "Change in Control" means the occurrence of any of the following:


      (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary under an employee benefit plan established or maintained by Bank or Franklin Bancorp, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Franklin Bancorp representing more than thirty percent (30%) of the combined voting power of Franklin Bancorp's then outstanding securities; provided, however, that such acquisition of more than thirty percent (30%) of the combined voting power of Franklin Bancorp's outstanding securities will not constitute a Change in Control if the excess is acquired in violation of law and the acquirer by court order, settlement or otherwise disposes or is required to dispose of all securities acquired in violation of law; or

      (b) upon the first purchase of Franklin Bancorp's Common stock pursuant to a tender or exchange offer which results in the sale of more than thirty percent (30%) of the combined voting power of Franklin Bancorp's then outstanding securities (other than a tender or exchange offer initiated by Franklin Bancorp or a trustee or other fiduciary under an employee benefit plan established or maintained by Bank or Franklin Bancorp); or

      (c) upon consummation and closing of a transaction resulting in (i) a merger or consolidation of Franklin Bancorp with or into another institution, other than a merger or consolidation which would result in the voting securities of Franklin Bancorp outstanding immediately prior thereto continuing to represent (either by remaining or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Franklin Bancorp or such surviving entity outstanding immediately after such merger or consolidation); or (ii) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Franklin Bancorp which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of Franklin Bancorp on a consolidated basis; or (iii) any liquidation or dissolution of Franklin Bancorp; or (iv) any reorganization, reverse stock split, or recapitalization of Franklin Bancorp which would result in a Change in Control.

      For purposes of this Section 10, "Qualifying Event" means one of the following events which occurs during the period commencing one hundred eighty
(180) days prior to the date of a Change in Control and ending on the first anniversary of a Change in Control:


      (a) the termination of Hall's employment by Bank without Cause (as defined in Section 11(e));


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      (b)   resignation from employment by Hall as the result of his removal from the position of President and Chief Executive Officer of Bank or the material and substantial reduction of his duties in such positions; or


      (c) the reduction of Hall's then current base salary or elimination of any existing benefits as described in Section 8.


TERMINATION OF EMPLOYMENT.


      (a) Hall's employment under this Agreement may be terminated at any time by the Board of Directors of Bank (and by the Board of Directors of Franklin Bancorp and of any subsidiary or affiliated organization for employment with those entities), with or without Cause (as defined below). Hall's employment is "at-will."

      (b) Hall's employment under this Agreement shall terminate upon expiration of the Term without extension as described in Section 2.

      (c) Hall's employment under this Agreement shall terminate upon his retirement, resignation or death.

      (d)   Hall's employment under this Agreement shall terminate upon thirty
            (30) days written notice by Bank to Hall of a termination due to Disability, provided such notice is delivered during the period of Disability. The term "Disability" shall mean, for purposes of this Agreement, the inability of Hall, due to injury, illness, disease or bodily or mental infirmity to engage in the performance of his material duties of employment with Bank as contemplated by Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve
            (12) months, provided that interim returns to work of less than ten
            (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. Benefits to which Hall is entitled under any disability policy or plan provided by Bank shall reduce the base salary paid to Hall during any period of Disability on a dollar-for-dollar basis.

      (e) Bank shall have the right to terminate Hall's employment for Cause. For purposes of this Agreement, "Cause" shall consist of any of the following:

            (i) Hall's willful misrepresentation, fraud, willful dishonesty or willful breach of a fiduciary duty which is intended to result, or does result, in his or any person's or entity's enrichment at the expense of Bank;

            (ii)  willful misconduct;

            (iii) willful or reckless conduct of Hall which has an adverse impact (economic or otherwise) on Bank;





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           (iv)   failure to perform Hall's duties or failure to follow any
                  written policy or directive of the Board of Directors of Bank or Franklin Bancorp, any of which is not remedied by Hall after receipt by him of a written notice from the Board of Directors of Bank or Franklin Bancorp specifying the required action and the time period within which the action must be taken, which period shall not be less than three (3) days;

           (v) willful violation of any law, rule or regulation relating to the operation of Bank or any of its subsidiaries or affiliates;

           (vi) the order of any court or supervising governmental agency with jurisdiction over the affairs of Bank or any subsidiary or affiliate;

           (vii) Hall's willful violation of any provision of this Agreement, including without limitation violation of Sections 12, 13, 14 or 15;

           (viii) Hall's conviction or no contest plea to a felony or crime involving moral turpitude;

           (ix) abuse of illegal drugs or other controlled substances or habitual intoxication; or

           (x) willful violation by Hall of Bank's published business conduct guidelines, code of ethics, conflict of interest or other similar policies.

      (f) If Hall's employment terminates for any reason other than (i) termination by Bank without Cause under Section 11(a) or (ii) the occurrence of a Qualifying Event as the result of a Change in Control under Section 10, Bank shall be obligated only to continue to pay Hall's salary and incentive compensation and furnish the benefits referenced in this Agreement up to the date of termination (except as otherwise set forth in this Agreement).

      (g) If Hall's employment is terminated by Bank as set forth in Section 11(a) without Cause, Hall shall be entitled to receive his base salary (but not incentive compensation beyond the date of termination) and benefits for the remainder of the Term. Hall's salary shall continue to be payable without offset for earnings from subsequent employment during the remainder of the Term but all benefits provided by Bank shall cease upon subsequent employment of Hall.

      13. CONFIDENTIALITY. During Hall's employment with Bank and at all times after the termination of such employment, regardless of the reason for such termination, Hall shall hold all Confidential Information relating to Bank in strict confidence and in trust for Bank and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Bank without the prior written consent of Bank. "Confidential Information" includes, without limitation, financial information, related trade secrets (including, without limitation, Bank's business plan, methods and/or practices) and other proprietary business information of Bank which may include, without limitation, market studies, customer and



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client lists, referral lists and other items relative to the business of Bank.
"Confidential Information" shall not include information which is or becomes in the public domain through no action by Hall or information which is generally disclosed by Bank to third parties without restrictions on such third parties.


      14. SOLICITATION OF CUSTOMERS. During his employment with Bank and for a period after the termination of his employment, regardless of the reason for the termination, equal to the greater of (a) one (1) year or (b) the period for which Hall receives payment of his base salary under Section 11(f) for termination by Bank without Cause (the "Non-Competition Period"), Hall shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Bank, solicit, directly or indirectly, any customer of Bank, or induce any customer of Bank to terminate any association with Bank, or otherwise attempt to provide services to any customer of Bank. Hall shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Bank and its customers.


      15. SOLICITATION OF EMPLOYEES AND OTHERS. During his employment with Bank and during the Non-Competition Period, Hall shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Bank, solicit, for purposes of employment or association, any employee or agent of Bank ("Solicited Person"), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an employee or agent of an entity with whom Hall may be affiliated or permit such, or otherwise interfere with the relationship between Bank and its employees and agents. For purposes of this Agreement, an employee or agent of Bank shall mean an individual employed or retained by Bank during the Term and/or who terminates such association with Bank within a period of six (6) months either prior to or after the termination of Hall's employment with Bank.


      16. NON-COMPETITION. During his employment with Bank and during the Non-Competition Period, Hall shall not, directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, employee, independent contractor, consultant, or in any other capacity:


      (a)   Engage, own or have any interest in;

      (b) Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

      (c)   Furnish consultation or advice to; or

      (d)   Permit his name to be used in connection with;







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any person or entity engaged in the business of providing trust or banking services within all geographic locations which are served now and in the future by Bank offices (generally, without limitation, southeastern Michigan).


      17. REMEDIES. In the event of a material breach or threatened material breach of Section 12, Section 13, Section 14 or Section 15, Bank, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the aforementioned Sections. In the event of any such material breach, Bank may immediately cease payment of Hall's base salary and the providing to Hall of benefits under Section 11(f), if applicable, for a termination by Bank without Cause.


      18. SEVERABILITY AND SAVINGS. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Hall's employment with Bank. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.


      19. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of Bank and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Hall, his heirs and personal representatives. This Agreement is not assignable by Hall.


      20. MISCELLANEOUS.


      (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Bank and Hall. The waiver or nonenforcement by Bank of a breach by Hall of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Hall. This is the parties' entire Agreement relating to the subject matter hereof and any and all prior agreements, representations or promises, oral or otherwise, express or implied, are superseded by and/or merged into this Agreement.

      (b) Any notice under this Agreement must be in writing and delivered personally or by overnight courier, sent by facsimile transmission or mailed by registered or certified mail to the parties at their respective addresses.

      (c) This Agreement shall be governed by the laws of the State of Michigan.

      (d) Although this Agreement was drafted by Bank, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Bank for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions.


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      (e)   This Agreement may be executed in counterparts, which together shall constitute one Agreement.

      (f) By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.




                            [Signature Page Follows]





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The parties have executed this Agreement as of the Effective Date.

WITNESS:

                                              /s/ George Hall
-----------------------------------     --------------------------------------
                                        George Hall


                                        FRANKLIN BANK, N.A.
-----------------------------------

                                        By    /s/ David F. Simon
                                          ------------------------------------

                                       Its      Chairman of the Board
                                          ------------------------------------





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